EXHIBIT 10.10

Copyright © 1997 PD Associates

LICENSE AGREEMENT

THIS AGREEMENT is entered into as of June 6th, 2007 by and between Pure Laboratories LLC whose principal address is 8100 S.W. 81st Drive Suite 210, Miami, FI 33143 (hereinafter referred to as “LICENSOR”) and XenaCare Holding, Inc., having its principal place of business at 3275 W. Hillsborough Blvd, Suite 300 Deerfield, FL 33442, (hereinafter referred to as “LICENSEE”).

WITNESSETH

WHEREAS, LICENSOR has developed and/or invented products described as (a) Topical sunscreen SPF 100, its related intellectual property and (b) other mutually agreed upon suncare and skincare related products, formula, ideas, and, concepts.; and

WHEREAS, LICENSEE is desirous of obtaining a license to manufacture, distribute and sell (a) Topical sunscreen SPF 100, its related intellectual property and (b) Other mutually agreed upon suncare and skincare related products, formulas, ideas, and concepts which is owned or initiated by LICENSOR.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth,

IT IS MUTUALLY COVENANTED AND AGREED AS FOLLOWS:

ARTICLE I

DEFINITIONS

1.1

“LICENSED PRODUCTS” means the product or product idea identified as (a) Topical sunscreen SPF 100, its related intellectual property and (b) Other mutually agreed upon suncare and skincare related product, formula, ideas, and concepts.

1.2

“SOLD” means when LICENSED PRODUCTS are billed out, delivered, shipped or mailed to a customer, or when used or set aside for future use by LICENSEE, whichever shall first occur. The phrase “set aside for future use” shall not be deemed to include LICENSED PRODUCTS placed in inventory for future sale.

1.3

“NET SELLING PRICE” means the actual F.O.B. factory billing price at which LICENSED PRODUCTS shall be SOLD in normal arm’s length commercial transactions. In the case of non-arms length transaction, the equivalent thereof or fair market value, as the case may be, of such LICENSED PRODUCTS shall be the NET SELLING PRICE. For sales made at full retail price (direct response) Net Selling Price shall be calculated at wholesale value.

1.4

“LICENSED TERRITORY” means WORLDWIDE

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ARTICLE II
GRANT OF LICENSE, ROYALTIES,
TERM, BEST EFFORTS, AND
STATEMENTS, BOOKS AND RECORDS

2.1

Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE, throughout the LICENSED TERRITORY (a) the exclusive and nontransferable right and license, on the terms and conditions set forth in this Agreement, to sell and distribute LICENSED PRODUCTS and any related materials.

2.2

Unless terminated earlier pursuant to ARTICLES IV and V hereof this Agreements hall continue for a period of 10 years from the date hereof. This agreement shall be renewable thereafter for successive terms of 10 years, provided however, that the aggregate royalties paid to LICENSOR during the INITIAL TERM shall be at least equal to $50,000 the first year and $125,000 each and every year and provided that no later than one hundred and twenty (120) days prior to the expiration of the INITIAL TERM, LICENSEE shall provide LICENSOR written notice of LICENSEE’s intention to effect such renewal, and further provide LICENSEE has been and remains in full and complete compliance with all the terms and conditions of this Agreement. If the license is not renewed as set forth above, it shall automatically terminate at the end of the expiring INITIAL TERM or of the RENEWAL TERM, as the case may be. No presumption with respect to any right to any further renewal term shall be inferred from this Agreement.

2.3

LICENSEE agrees that the LICENSED PRODUCTS shall be manufactured and made available for sale no later than one day after execution of this Agreement

2.4

The license granted under this ARTICLE is limited to the use and/or sale of LICENSED PRODUCTS. No license is granted hereunder to manufacture, use and/or sell any parts, components or subassemblies to be incorporated in the LICENSED PRODUCTS.

2.5

Immediately, upon execution of this Agreement, LICENSEE shall pay to LICENSOR the sum of $125,000 (Payable in 62.500 shares of company stock valued at $2.00 a share issued to Pure LaboratoriesLLC Ein 20-2223840)

as an advance against royalties payable upon execution of the Agreement which shall be credited against future royalties, unless a greater amount of royalties becomes immediately payable by LICENSEE hereunder during the INITIAL TERM of this Agreement. immediately,

2.6

LICENSEE shall pay to LICENSOR a royalty of  5% of the net Sales price up to 5 million dollars and 2.5% of the net Sales price over 5 million dollars of the LICENSED PRODUCTS sold by LICENSEE during the term of this Agreement to customers worldwide. Net Sales shall mean the gross sales amount of licensed products sold, minus returns. The minimum guaranteed royalty will be Two Hundred and Fifty Thousand Dollars for each year of this agreement, payable in no less than $62,500.00 installments no later than each quarter during each calendar year. This minimum guaranteed royalty shall be paid regardless of the actual net sales amount achieved by the LICENSEE in the INITIAL TERM and in any RENEWAL TERM. (The minimum guarantee for the first calendar year of the agreement shall be reduced to the amount of $50,000)

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2.7

During the term of this Agreement, within seventy five (75) days following each quarterly period ending on March 31, June 30, September 30, and December 31, LICENSEE shall furnish to LICENSOR a statement, certified by an Executive officer of LICENSEE, showing all LICENSED PRODUCTS which were used or SOLD by LICENSEE during such quarterly period each Such report shall contain a calculation of the payments due under Article II of this Agreement.

2.8

Concurrently with the making of each royalty report called for by Section 2.7 of this Article, LICENSEE shall pay to LICENSOR the royalties due and payable under this Agreement. Minimum guaranteed payments will be no less than $ 62,500.00 for each quarterly period. Such payment shall be made in United States Dollars using the current rate of exchange (on the date of payment) determined by the authorized foreign exchange institution.

2.9

The receipt or acceptance by LICENSOR of any of the statements furnished pursuant to this Agreement, or of any royalties paid hereunder, or the cashing of any royalty checks paid hereunder shall not preclude LICENSOR from questioning or contesting the correctness thereof at any time after the date of payment of such royalty. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made by LICENSEE to LICENSOR, or if LICENSEE has overpaid LICENSOR, the amount of any such overpayment shall be recouped by LICENSEE from future payments due.

2.10

LICENSEE shall maintain full, complete and accurate books and records showing LICENSEE’s use and sale of LICENSED PRODUCTS. During the term of this Agreement and for a two-year period thereafter LICENSEE agrees to permit its books and records to be audited upon 5 days notice, at the expense of LICENSOR, by representatives of LICENSOR, to the extent necessary to verify the accuracy of the aforementioned reports and payment.

2.11

LICENSEE shall pay interest to LICENSOR upon any and all amounts to overdue and payable under this Agreement at the rate of one and one-half percent (1.5%) per month from the due date to the actual date of payment and all costs and attorney fees, if any, associated with collection of such over due amounts. The receipt by LICENSOR of such interest costs, or attorney fees, if any, shall be without prejudice to LICENSOR’S right to terminate this Agreement as provided in Article V hereof.

2.12

If at any time during the term hereof the United States Government shall require that taxes shall be withheld by LICENSEE and remitted directly to the United States Government on behalf of LICENSOR, LICENSEE shall be and is hereby authorized to do so. LICENSEE shall promptly transmit to LICENSOR tax receipts issued by the appropriate tax authorities in respect of such taxes so withheld and remitted.

2.13

There shall be no deduction from the royalty payments to the LICENSOR. The LICENSEE shall not deduct from the royalty payments amounts for uncollectible accounts or for taxes, other than those specified in Article 2.12, fees, Advertising, assessments, impositions, currency conversion charges, payments or expenses of any kind which may be incurred, or paid by LICENSEE in connection with the royalty distribution or marketing of the LICENSED PRODUCTS or with the transfer of funds or royalties.

ARTICLE III

Copyright © 1997 PD Associates

QUALITY OF LICENSED PRODUCTS AND MARKETING EFFORTS

3.1

LICENSEE warrants that the LICENSED PRODUCTS and any other materials related thereto, shall be of good quality in design, material and workmanship and suitable for their intended purpose; that no injurious, poisonous, deleterious or toxic substance, material, paint or dye shall be used in or on the LICENSED PRODUCTS, packaging and related materials when the same might be reasonably expected to cause a risk of injury, sickness or disease to the users of the LICENSED PRODUCTS; that the LICENSED PRODUCTS and related materials in normal and proper use will not harm the user thereof; and that the LICENSED PRODUCTS and related materials will be printed, manufactured, sold and distributed in compliance with all applicable laws, regulations and industry standards.

3.2

LICENSOR may, in its reasonable judgment exercised in good faith disapprove any sample of the LICENSED PRODUCTS or related materials submitted if any material fails to meet LICENSOR’s quality standards, and grounds for disapproval may include, by way of example but without limitation, the quality of the artwork proposed to be used in connection with the LICENSED PRODUCTS or related materials, poor or substandard product quality, safety hazards, and improper use of the LICENSED PRODUCTS.

3.3

LICENSEE agrees to maintain the quality of all LICENSED PRODUCTS and packaging and related materials sold or used through it under this agreement to at least the same quality and finish of the production sample of the LICENSED PRODUCTS and related materials approved by LICENSOR and agrees not to change any LICENSED PRODUCT related materials in any material respect without the prior written consent of LICENSOR.

3.4

LICENSEE recognizes that there is great value to LICENSOR in the LICENSED PRODUCTS; that nothing contained within this Agreement gives LICENSEE any interest or property rights therein except the right to use the same as specifically set forth in the Agreement; and that all uses by LICENSEE shall inure to the benefit of LICENSOR, LICENSEE agrees that it will not, during the period of this Agreement or thereafter, directly or indirectly, assert any interest or property rights in the LICENSED PRODUCTS or related materials.

3.5

(a) LICENSEE agrees to affix to each LICENSED PRODUCT and any corresponding materials the following notice:

Trademark and Patent Pure Laboratories LLC
All rights reserved. Used Under Authorization.

(b) The parties agree that certain circumstances may require other forms of notice and in all such cased LICENSEE will cooperate with LICENSOR by affixing such alternative proprietary notice as LICENSOR may designated. If changes in applicable law or other circumstances require amendment to the form notices set forth above or to other notices which were previously approved, LICENSOR has a right to so-called “running changes”. In no case shall LICENSEE be required to make running changes in any LICENSED PRODUCTS or related materials which were manufactured or printed prior to receipt of LICENSOR’s written notice designating the running changes to be made in the proprietary notice LICENSOR will incur the cost of any additional artwork or plate costs associated with any required “running changes”.

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3.6

LICENSEE shall cooperate fully and in good faith with LICENSOR for the purpose of securing and preserving its rights in and to the LICENSED PRODUCT. Nothing contained in this Agreement shall be construed as an assignment or grant to LICENSEE of any right, title or interest therein. All rights relating thereto are reserved for LICENSOR, except for the rights licensed hereunder. LICENSEE hereby assigns, transfers and conveys to LICENSOR any copyrights, trademarks, design rights, trade rights, equities, goodwill, titles, or other rights in and to the LICENSED PRODUCTS or the related materials (except any elements therein which are separate from and independent of the LICENSED PRODUCTS and the rights licensed hereunder, and constitute elements proprietary to LICENSEE) which may be obtained by LICENSEE or which may vest in LICENSEE, and LICENSEE shall execute any instruments requested by LICENSOR to accomplish or confirm the foregoing. Any such assignment, transfer, or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement.

3.7

LICENSEE will not, during the term, of the license granted by the Agreement of thereafter, adopt, use, register or attempt to register, as the case may be, as a copyrighted work or a work subject to design patent, industrial design, or analogous registration, the LICENSED PRODUCTS packaging or any element thereof. Notwithstanding the forgoing, LICENSEE with LICENSOR’s prior written consent, may file such applications for design, copyright, or similar registration, in the name of such party as LICENSOR shall designated provide that: (a) in addition to obtaining LICENSOR’S prior written consent, LICENSEE shall provide LICENSOR with copies of any documents proposed to be filed and filing instructions to counsel prior to filing or issuing thereof, (b) LICENSOR shall be copied on all prosecution correspondence between LICENSEE and counsel prosecuting the applications, and such counsel and the agencies in which such prosecution is taking place, and all prosecution actions by LICENSEE or such counsel shall be subject to LICENSOR’s prior approval, and (c) once any such instructions and applications have been approved, LICENSEE proceeds strictly in accordance therewith. LICENSOR shall not unreasonably withhold any approvals required within this Article.

3.8

LICENSEE may sublicense the rights granted hereunder if (a) LICENSEE notifies LICENSOR in writing of any intended sublicense and any such sublicense shall be made pursuant to a written agreement between LICENSEE and sublicensee which is substantially identical to this Agreement, and that LICENSEE shall obtain LICENSOR’s prior written consent, which shall not be unreasonably withheld, should LICENSEE wish to vary the terms of any such agreement from those of this Agreement, and (b) the sublicensee executed a Trademark and/or Patent License Agreement and/or power of attorney or related documents in such form as LICENSOR may reasonably require in satisfaction of registered user statutes or for similar purposes, and (c) LICENSEE shall remain the guarantor of all its duties, obligations, representations and warranties contained in this agreement, including but not limited to those as contained in sections 2.6, 2.8, and 3.10, to insure that the LICENSOR remains fully protected and all of the terms of this agreement are fully satisfied.

3.9

LICENSEE agrees to use its best efforts to manufacture and distribute the LICENSED PRODUCTS at LICENSEE’s expenses in sufficient quantity to meet the demand for the LICENSED PRODUCTS both as anticipated and as experienced, and to sell the LICENSED PRODUCTS as widely as possible, in the LICENSED TERRITORY. LICENSEE also agrees using its best efforts to actively promote, market and advertise at its own expense the sale and use of the LICENSED PRODUCTS in the LICENSED TERRITORY.

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3.10

Licensee agrees to not produce or sell any other products which compete with the licensed products during the term of this agreement and for 2 years after any termination of the agreement.

ARTICLE IV

INDEMNIFICATION & INSURANCE

4.1 (a)

LICENSEE shall defend, indemnify and hold LICENSOR and it’s shareholders, personal representatives, officers and directors harmless from any and all claims, liabilities, judgments, penalties, losses, costs, damages and expenses in connection with the manufacturing, sale, distribution, marketing or advertising of the LICENSED PRODUCTS (including reasonable attorneys’ fees and costs whether or not litigation is instituted) suffered or incurred by LICENSOR by reason of any breach by LICENSEE of its representations, covenants or warranties under this Agreement. LICENCEE is solely responsible for any and all advertising and marketing and is therefore solely liable for all content and claims associated with such campaigns. LICENSEE hereby warrants that any and all advertising and marketing claims and campaigns shall be in compliance with all governmental laws, rules and regulations. LICENSOR shall have no role, nor shall it participate nor have any input regarding any advertising or marketing claims or strategies. LICENSEE shall defend, indemnify and hold the LICENSOR, its shareholders, personal representatives, officers and directors harmless as aforementioned regarding any and all advertising and marketing campaigns and claims. LICENSEE shall require all manufacturers of the licensed products and packaging to include the LICENSOR and its shareholders, personal representatives, officers and directors as additional insureds relating to the manufacture of the product.

(b) LICENSOR shall defend, indemnify and hold LICENSEE and it’s shareholders, personal representatives, officers and directors harmless from any and all claims, liabilities, judgments, penalties, losses, costs, damages and expenses in connection with the intellectual property of the LICENSED PRODUCTS (including reasonable attorneys’ fees, and costs whether or not litigation is instituted) suffered or incurred by LICENSEE by reason of any breach by LICENSOR of its representations, covenants of warranties under this Agreement.

4.2

LICENSEE shall maintain during the term of the license granted by this Agreement, including such term as extended if extended, at its expense, product liability insurance from a recognized insurance company providing protection in an amount sufficient to provide a level of protection consistent with customary practice in LICENSEE’s industry (no less than 2 million dollars per individual claim in broad form liability coverage). Such insurance shall name LICENSOR and it’s respective partners, employees, assignees, personal representatives and heirs as additional insureds.

ARTICLE V

BREACH & TERMINATION

5.1

If LICENSEE at any time during the life of this Agreement shall default in the performance of any of the terms of the Agreement. LICENSOR may terminate this Agreement by providing written notice to LICENSEE. Such termination becomes effective on the ninetieth (90) day after mailing of such notice provided the LICENSEE does not prior thereto have such default cured. If this Agreement is so terminated, all rights of the LICENSEE under this Agreement shall forthwith cease.

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5.2

This Agreement may be terminated by LICENSOR at its option upon the insolvency, bankruptcy and breach of the terms of this agreement by LICENSEE, or if LICENSEE abandons the manufacture, distribution or sale of the LICENSED PRODUCTS for a continuous period of more than twelve (12) months, then in any such case LICENSOR shall have the right, if it so elects, to terminate the license granted by this Agreement effective immediately upon written notice to LICENSEE, its receivers, trustees, assignees or other representatives.

5.3

The termination of this Agreement, shall not discharge or release either party from liabilities and responsibilities accruing prior to such termination and is without prejudice to any rights or causes of action LICENSOR or LICENSOR may have against LICENSEE. Upon the termination of the license granted by this Agreement, all royalties on sales theretofore made shall be payable to LICENSOR within fifteen (15) days after the end of the month during which by this Agreement terminated.

5.4

Upon the expiration or sooner termination of the license granted by this Agreement, but subject to the terms of Article 5.5 below, LICENSEE shall immediately discontinue (a) manufacturing, selling and distributing the LICENSED PRODUCTS or any other materials related in its packaging or advertising or any element thereof, any terminate any and all agreements which relate to the manufacture, sale, distribution, or use of the LICENSED PRODUCTS.

5.5

Notwithstanding the provisions of Article 5.4 above, upon the expiration or termination of the license granted by this Agreement other than pursuant to Articles 5.1 or 5.2 above. LICENSEE shall have the right to sell within a period of not more than six (6) months after such termination all LICENSED PRODUCTS on hand or actually in the process of manufacture, subject to the payments to LICENSOR of royalties on such sales as provided in this Agreement. LICENSED PRODUCTS shall not be deemed to be in the process of manufacture merely because raw materials are available therefor. Promptly after the date of termination. LICENSEE agrees to give LICENSOR written notice setting forth an accurate list of LICENSED PRODUCTS on hand and in the process of manufacture.

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ARTICLE VI

MISCELLANEOUS

6.1

Nothing herein contained shall be construed so as to make the parties hereto partners or joint venturers or to permit LICENSEE to bind LICENSOR to any agreement.

6.2

Any notice, report, or communication required or permitted to be given hereunder shall be in writing and sent by registered mail, postage prepaid. Such notice shall be effective as of the date of receipt by the addressee, and the notice shall be addressed as follows:

LICENSOR:	PURE LABORATORIES LLC
8100 S.W. 81ST DRIVE SUITE 210
MIAMI FL 33143

LICENSEE:	XenaCare HOLDINGS, INC.
3275 W. Hillsborough Blvd. SUITE 300
Deerfield, FL 33442

6.3

 Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement should be prohibited or invalid under appropriate law, such provision shall be deemed deleted and the remaining provisions of the Agreement shall remain in full force and effect.

6.4

The subject headings of the Articles of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

6.5

The parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

6.6

The parties hereto shall each bear their own costs and expenses (including attorneys’ fees) incurred in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

6.7

The validity, construction and enforceability of the Agreement shall be governed in all respects by the laws of the State of FLORIDA, without regard to its choice of law rules.

6.8

This Agreement sets forth the entire understanding and supersedes all prior and contemporaneous agreements between the parties relating to the subject matter contained herein and merges all prior and contemporaneous discussions between them, and neither party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the party to be bound thereby.

6.9

Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of law or otherwise, by LICENSEE without the express

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written consent of LICENSOR and any such attempted assignment shall be void and unenforceable. LICENSOR will not unreasonably withhold such consent.

6.10 All waivers hereunder must be made in writing, and failure at any time to require the other party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of the provision.

6.11 This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

6.12 Each party agrees and acknowledges that in making this Agreement it is relying on the other’s good faith and cooperation in performing its obligation fully and in a manner which facilitates the successful manufacture and distribution of the LICENSED PRODUCTS. The parties recognize the importance of their continuing close cooperation and communication in accomplishing this goal, and will use their best efforts to work together to achieve it.

6.13 Venue for any disputes arising out of this Agreement shall lie exclusively in the appropriate court of competent jurisdiction in Miami-Dade County in the state of FLORIDA.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURE LABORATORIES LLC (“LICENSOR”)

By:
Its:

XENACARE HOLDINGS, INC. (“LICENSEE”)

By:
Its: President